UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2023

Medalist Diversified REIT, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-38719	47-5201540
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1051 E. Cary Street Suite 601

James Center Three

Richmond, VA, 23219

(Address of principal executive offices)

(804) 344-4435

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of each Exchange on Which Registered	Trading Symbol(s)
Common Stock, $0.01 par value	Nasdaq Capital Market	MDRR
8.0% Series A Cumulative Redeemable Preferred Stock, $0.01 par value	Nasdaq Capital Market	MDRRP

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03	Material Modification to Rights of Security Holders.

To the extent required by Item 3.03 of Form 8-K, the information contained in Item 5.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Completion of 1-for-8 Reverse Stock Split

On May 3, 2023, Medalist Diversified REIT, Inc., (the “Company”) completed the previously announced reverse stock split of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and a corresponding adjustment to the outstanding common units of its operating partnership, Medalist Diversified Holdings, L.P. (the “Operating Partnership”), at a ratio of 1-for-8 (the “Reverse Stock Split”). The Reverse Stock Split took effect at 5:00 p.m. Eastern Time on May 3, 2023 (the “Effective Time”) and automatically converted every eight shares of Common Stock outstanding at that time into one share of Common Stock.

The Reverse Stock Split affected all holders of Common Stock uniformly and did not affect any common stockholder’s percentage ownership interest in the Company, except for de minimis changes as a result of the elimination of fractional shares, as described below. As a result of the Reverse Stock Split, the number of shares of Common Stock outstanding was reduced from approximately 17.8 million shares to approximately 2.2 million shares as of the Effective Time.

Holders of Common Stock were not required to take any action as a result of the Reverse Stock Split. Their accounts were automatically adjusted to reflect the number of shares owned.

At the Effective Time, the aggregate number of shares of Common Stock available for awards under the Company’s 2018 Equity Incentive Plan and the terms of outstanding awards were ratably adjusted to reflect the Reverse Stock Split.

Charter Amendments

In connection with the Reverse Stock Split, on April 19, 2023, the Company filed two Articles of Amendment to its charter with the State Department of Assessments and Taxation of Maryland that provided for:

(i)       a 1-for-8 Reverse Stock Split of the Common Stock, effective at 5:00 p.m. Eastern Time on May 3, 2023 (the “First Amendment”); and

(ii)       the par value of the Common Stock to be decreased from $0.08 per share (as a result of the 1-for-8 Reverse Stock Split) back to $0.01 per share, effective at 5:01 p.m. Eastern Time on May 3, 2023 (the “Second Amendment”).

Trading of the Common Stock on The Nasdaq Capital Market (“Nasdaq”) is expected to commence on a reverse split-adjusted basis on May 4, 2023 under the existing trading symbol “MDRR.” The new CUSIP number for the Common Stock following the Reverse Stock Split is 58403P303.

Pursuant to the First Amendment, any fractional share of Common Stock that would otherwise have resulted from the Reverse Stock Split will be settled by cash payment, calculated on the basis of the closing price of the Common Stock (as adjusted for the Reverse Stock Split) on May 3, 2023 on Nasdaq multiplied by such fraction.

The foregoing descriptions of the First Amendment and the Second Amendment do not purport to be complete and are qualified in their entirety by reference to each amendment, copies of which are filed as Exhibit 3.1 and Exhibit 3.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On May 3, 2023, the Company issued a press release announcing the pending completion of the Reverse Stock Split. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

The information in this Item 7.01 and Exhibit 99.1 attached hereto is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
3.1	First Amendment (Reverse Stock Split)
3.2	Second Amendment (Par Value Decrease)
99.1	Press Release dated May 3, 2023
104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL Document

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDALIST DIVERSIFIED REIT, INC.

Dated: May 3, 2023	By:	/s/ Thomas E. Messier
Thomas E. Messier
Chief Executive Officer, Chairman of the Board, Treasurer and Secretary